Exhibit 10.1

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of July 15, 2016 (the “Effective Date”), by and between G&I VIII BAYTECH LP, a Delaware limited partnership (“Landlord”), and GIGPEAK, INC., a Delaware corporation, formerly known as Gigoptix, Inc. (“Tenant”).

RECITALS:

A.       Landlord (as successor-in-interest to Legacy Partners I San Jose, LLC) and Tenant (successor-in-interest to Endwave Corporation) are parties to that certain Lease Agreement dated as of May 24, 2006, as amended by that certain First Amendment to Lease Agreement dated ,September 11, 2006, that certain Second Amendment to Lease Agreement dated December 6, 2006, that certain Third Amendment to Lease Agreement dated April 12, 2007 and that certain Fourth Amendment to Lease Agreement dated June 17, 2011 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant certain premises containing approximately 32,805 square feet located at 130 Baytech Drive, San Jose, California (the “Premises”), as more particularly set forth in the Lease.

B.        The Lease, by its terms, is currently scheduled to expire on February 28, 2017. Landlord and Tenant now desire to amend the Lease to, among other things, extend the Term of the Lease subject to each of the terms, conditions and provisions set forth herein.

TERMS

NOW, THEREFORE, in consideration of the foregoing recitals which by this reference are incorporated herein, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2.         Amendment of Lease.

2.1           Lease Term. The Term of the Lease is hereby extended for a period of sixty-four (64) months, beginning March 1, 2017 and expiring on June 30, 2022 (the “Extended Term”). Unless context dictates otherwise, all references in the Lease to the “Term” shall include the Extended Term.

2.2           Base Rent.   Tenant shall pay Base Rent during the Extended Term as follows:

Period	Annual Base Rent	Monthly Base Rent

3/1/2017 - 2/28/2018*	$688,905.00	$57,408.75
3/1/2018 - 2/28/2019	$709,572.15	$59,131.01
3/1/2019 - 2/29/2020	$730,859.31	$60,904.94
3/1/2020 - 2/28/2021	$752,785.09	$62,732.09
3/1/2021 - 2/28/2022	$775,368.65	$64,614.05
3/1/2022 - 6/30/2022	$798,629.71	$66,552.47

* Provided Tenant is not in monetary default under the Lease as amended hereby, beyond any applicable notice and cure period (“Monetary Default”), Base Rent for the first (1st) four (4) full calendar months of the Extended Term shall be abated (the “Extended Term Abated Rent”), subject to the provisions below.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. If Tenant is in Monetary Default at any time during the Extended Term, (i) at Landlord’s option, and in addition to any other remedy available to Landlord, all then unamortized Extended Term Abated Rent credited to Tenant prior to the occurrence of the default (assuming amortization of the Extended Term Abated Rent on a straight-line basis over the Extended Term) shall become immediately due and payable to Landlord; and (b) from and after the occurrence of such Monetary Default, the Rent shall be payable by Tenant as if no abatement of Base Rent during the Extended Term had been contemplated in this Section 2.

2.3           Extension Option.     Notwithstanding any provision of the Lease to the contrary, Tenant shall have one (1) additional option to extend the Term for a period of five (5) years (the “Extension Option Term”) beyond the expiration of the Extended Term, in accordance with the terms of Addendum 1 of the Fourth Amendment to Lease Agreement, except that (i) the Extension Option Term shall be for a period of five (5) years, as opposed to the three (3) year term contemplated in Section of Addendum 1 of the Fourth Amendment to Lease Agreement; and (ii) Tenant shall exercise such option no sooner than twelve (12) months and no later than nine (9) months prior to the end of the Extended Term.

2.4           Notices.    Landlord’s address for all notices, including notices of default, as set forth in the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced with the following:

For all notices:

DRA Advisors, LLC
220 East 42nd Street, 27th Floor
New York, NY 10017
Attention:  Asset Management - Alviso

With a copy to Property Manager:

Orchard Commercial Properties
2055 Laurelwood, #130
Santa Clara, CA 95054
Attention:  Joe Lewis

3.         Improvements to Premises.

3.1           Condition of Premises.    Tenant acknowledges that it has been, and continues to be, in possession of the Premises, is familiar with the condition of the Premises and continues to occupy the Premises in its “as is, where is” condition, with all faults, without any representation, by Landlord or any obligation on the part of Landlord to provide any improvements or alterations, except as may be expressly provided otherwise in this Amendment.

3.2           Responsibility for Improvements to Premises.   Landlord shall perform improvements to the Premises in accordance with the Work Agreement, attached hereto as Exhibit A.

4.         Brokers.   Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Jones Lang LaSalle (“Tenant’s Broker”). Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers (excluding Tenant’s Broker) claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than CBRE, Inc. (“Landlord’s Broker”). Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers (including Landlord’s Broker and Tenant’s Broker) claiming to have represented Landlord in connection with this Amendment.

5.         Estoppel.   In further consideration of this Amendment, Tenant hereby represents and warrants to Landlord that, to the best of Tenant’s knowledge, there are no existing offsets, reductions or credits against rental payments due under the Lease as of the Effective Date. Furthermore, Tenant acknowledges and warrants that it is not aware of any existing claims or causes of action against Landlord arising out of the Lease, or otherwise, nor is it aware of any existing defenses which Tenant has as to the validity and enforcement of the Lease by Landlord.

In further consideration of this Amendment, Landlord hereby represents and warrants to Tenant that, to the best of Landlord’s knowledge, there are no existing defaults by Tenant as of the Effective Date. Furthermore, Landlord acknowledges and warrants that it is not aware of any existing claims or causes of action against Tenant arising out of the Lease, or otherwise, nor· is it aware of any existing defenses which Landlord has as to the validity and enforcement of the Lease by Tenant.

6.         Not an Offer.  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.         Tenant’s Representation.   Tenant represents that it holds the entire tenant interest in the Lease and that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease.

8.         Executory Authority.   Each party executing this Amendment hereby represents and warrants that the individual executing this Amendment on behalf of such party has full power and authority to bind such party to the terms hereof.

9.         Accessibility.   To Landlord’s actual knowledge, the Premises has not undergone inspection by a Certified Access Specialist (CASp). The foregoing statement is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided in the Lease.

10.       Entire Agreement; Effect of Amendment. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as specifically amended hereby, the Lease shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Amendment and the terms of the remainder of the Lease, the terms of this Amendment shall control and prevail. This Amendment shall hereafter be deemed a part of the Lease for all purposes.

11.       Successors.  The provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

12.       Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

13.       Electronic Delivery.   This Amendment may be signed and delivered by facsimile or by email and shall be effective if so signed and delivered whether or not original counterparts are later exchanged by Landlord and Tenant.

14.       Confidentiality. Tenant shall not disclose to any person any of the terms of this Amendment or that Tenant was granted any rent concession in connection with the Lease.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

LANDLORD:	G&I VIII BAYTECH LP,
a Delaware limited partnership

	By:	G&I VIII Investment Baytech LP,
a Delaware limited partnership
its General Partner

By:	G&I VIII Baytech Partner LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Valla Brown
Name:	Valla Brown
Title:	Vice President

TENANT:	GIGPEAK, INC.,
a Delaware corporation

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	CEO & COB

By:
Name:
Title:

EXHIBIT A

WORK AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”) is attached to and made a part of that certain Fifth Amendment to Lease (the “Amendment”) between G&I VIII BAYTECH LP, a Delaware limited partnership (“Landlord”), and GIGPEAK, INC., a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Amendment or the Lease. This Work Agreement sets forth the terms and conditions relating to the construction of certain improvements in the Premises.

1.        Landlord’s Work. Subject to the provisions of Section 2 below, Landlord shall perform improvements to the Premises substantially in accordance with the plans and preliminary project budget prepared by On Commercial Construction (“OCC”), dated April 28, 2016, attached hereto as Exhibit A-I and Exhibit A-2 (as such plans may be modified in Landlord and Tenant’s mutual and reasonable discretion, the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Paragraphs 4 and 5 below) using Building Standard methods, materials and finishes, on a phased schedule, on or before January 1, 2017. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord Work (inclusive of the cost of preparing Plans, obtaining permits, Landlord’s construction management fee, and other related costs) shall be limited to $557,685.00 (i.e. $17.00 per rentable square foot of the Premises) (the “Maximum Amount”) and that Tenant shall be responsible for the cost of Landlord Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Landlord shall enter into a direct contract for the Landlord Work with OCC or another contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

2.         Tenant’s Election to have Landlord Perform Server Room Work. Notwithstanding the foregoing, unless Tenant notifies Landlord in writing on or before October 1,2016 that Tenant desires to have Landlord perform the work shown on the Plans that relates to the “New Server Room Quote” (the “Server Room Work”), Landlord shall have no obligation to perform the Server Room Work. Tenant acknowledges that time is of the essence with respect to such notification obligation and that Tenant’s failure to provide written notice to Landlord requesting performance of the Server Room Work shall be deemed an irrevocable election to delete the Server Room Work from the scope of Landlord’s Work. If Tenant elects (or is deemed to have elected) to delete the Server Room Work from the Scope of Landlord’s Work, then up to $164,025.00 (i.e. $5.00 per rentable square foot of the Premises) (the “Rental Credit”) may be utilized by Tenant as an offset first against future Base Rent becoming due, and then against Additional Rent owing, so long as such offset is taken in writing prior to March 1, 2017.

3.         Excess Cost Notification. If Landlord’s estimate and/or the actual cost of the Landlord Work shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate; provided, Landlord shall have no obligation pay Excess Costs.

4.         Tenant’s Obligation to pay Excess Costs. Subject to the provisions of Section 3 above, Tenant shall pay to Landlord all Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.         Tenant Changes. If Tenant shall request any reasonable revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within three (3) business days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any costs incurred by Landlord due to any delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

6.         Unused Allowance and Rental Credit. Any portion of the Maximum Amount which exceeds the cost of the Landlord Work or is otherwise remaining after January 1, 2017, and any Rental Credit not used by Tenant prior to March 1, 2017 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto after such dates.

7.         Tenant’s Representative. Tenant has designated __________ as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.

8.         Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a default by Tenant under the Lease (including, without limitation, any default by Tenant under this Work Agreement) has occurred at any time on or before the substantial completion of the Landlord Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause its contractor to cease the construction of the Landlord Work, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease. Any delay in the substantial completion of the Landlord Work caused by the exercise of Landlord’s rights pursuant to this Section shall be Tenant’s responsibility.

9.         Cooperation by Tenant. Tenant acknowledges that the timing of the completion of the Landlord Work is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Landlord Work, and in connection therewith, shall respond to Landlord’s requests for information and/or approvals, except as specifically set forth herein to the contrary, within two (2) business days following request by Landlord.

10.       Timing of Landlord’s Work. Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during normal business hours subsequent to the Effective Date of the Fifth Amendment to Lease. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

11.       Limitation of Applicability. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT A-1

A-1-1

EXHIBIT A-2

ON COMMERCIAL CONSTRUCTION
PRELIMINARY PROJECT BUDGET
DATE 4/28/16 Rev.01	PROJECT GIGPEAK TENANT IMPROVEMENT			PROJECT LOCATION 130 BAYTECH DRIVE SAN JOSE, CA
COST CODE	TASK	BASE QUOTE	NEW SERVER ROOM QUOTE	DESCRIPTION
011200	PROJECT SUPERVISION	6,600	10,000	Onsite Project Superintendent Services.
013600	VISQUEEN PROTECTION	1,500	750	Floor/Area/Curtain Protection.
014250	TEMP TOILETS/HANDWASH			Excluded.
017100	PROGRESSIVE CLEAN UP	3,000	1,400	General cleaning of space during construction.
017150	FINAL CLEAN UP	2,000	600	Final clean up.
017250	DUMP FEES	860	600
020800	ASBESTOS REMOVAL			Excluded.
020700	INTERIOR DEMOLITION	3,000		Removal & disposal of select walls, carpet, vct, partial ceramic tile
				at Men’s RR, minor ceiling tile, Salvage doors for re-use;
				Excludes (E) cubical demo.
			1,500	Removal of (E) Ceiling grid & tile, flooring at area for (N) Server
				Room.
051200	STRUCTURAL STEEL			Excluded.
062200	MILLWORK & CABINETS	1,200		Supply & Install Standard PLAM countertops at 2 phone rooms.
062500	ROUGH CARPENTRY		7,500	Structural carpentry & reinforcing at roof line for 2 (N) HVAC units.
072000	INSULATION	1,976		Insulation at all (N) walls.
074000	MEMBRANE ROOFING		5,000	Patching/sealing at (N) HVAC units & penetrations.
074600	ROOF SCREEN			Excluded.
082000	DOOR\FRAMES\HARDWARE	16,000		Install (N) single doors, frames & hardware & relocate 1 pair of
				doors & 1 single door.
			3,000	Supply & install 1 (N) pair of doors with closers, coordinator,
				astrical, auto door bottom, gaskets for the Server room.
082760	LOCKSMITH/REKEY			Excluded; Specifically specialty hardware, card readers &
				rekeying.
088000	GLASS/GLAZING	7,486		Glass and frames per plan.
092500	METAL STUDS/DRYWALL	29,480		(N) framing, gypsum board & taping, finish to match (E) for all (N)
				walls, headers for (N) glass; wall sections; wall patching & Infills.
			4,800	(N) furred Insulated wall over (E) wall at Server room.
095000	ACOUSTIC CEILINGS	2,200		Minor removal of ceiling tile to facilitate construction activities;
				Minor grid modifications, reinstall ceiling tile upon completion.
			3,269	(N) ceiling grid & tile at (N) Server room.
096800	FLOORING	14,295		Supply & Install (N) Building Standard carpet tile, Standard
				Armstrong Excelon VCT, (N) ESD Tile by ship/receive, standard
				4” rubber base at all (N) walls & floors.
			6,000	(N) ESD Tile & standard 4” rubber base at new server room.
093000	HARD SURFACE FLOORING	3,920		Patch ceramic floor & wail tile at men’s restroom to match as close
				as able with standard availability.
099000	PAINTING	5,040		Paint (N) walls & walls affected by construction.
			1,280	Paint (N) walls at (N) Server room.
106200	FIRE EXTINGUISHERS			Excluded.
126100	MINI·BLINDS			Excluded.
130100	FURNITURE			Excluded.
163000	FIRE PROTECTION	6,850		Add/relocate heads per (N) layout.
			1,800	Minor relocate heads for (N) Server room.
154000	PLUMBING	8.000		Minor plumbing demo, saw-cut at former shower area, waste/
				vent/water for 2 (N) toilets, re-pour concrete, set/trim 2 (N) toilets.
			2,500	Provide condensate lines for (N) HVAC units.
155000	HVAC	22,180		Supply all labor, material & equipment to; Install 3 (N) VAV zones
				at (N) conference rooms & (N) offices/phone room area, re-duct
				(E) zones to accommodate additional (N) offices.
				As- Built survey, Comfort /Air Balance. Engineered plans for
				permits.
			72,875	Supply & install 1 (N) 20 ton HVAC unit for the Server room,
				associated ducking, registers & thermostat layout to accommodate
				hot/cold Isles per drawing. (1) 3 ton HVAC unit for the UPS room,
				associated dueling, registers & thermostat layout to accommodate
				hot & cold isles per drawing.
				Air balance engineered plans for permits.

A-2-1

167660	MOVING I RELOCATION	20,000		Excludes all moving of furniture as this will be required by others.
160000	ELECTRICAL			Safe off select minor demo far wall & ceiling, standard fitup for (N)
				Offices & conference rooms. Relocate approx (10) fixtures, add 4
				(N) fixtures, (1) lot re-work of switching with occupancy sensors for
				(N) office areas; relocate or provide (N) exit/emergency lighting as
				necessary to accommodate (N) layout/code; Furniture power
				ceiling feeds (PP by others).
			98,380	Power far (N) Server Room; supply & Install 1 (N) feeder, Install
				GigPeak provided UPS (UPS startup by others), Install 42 (N) twist
				lock receptacles on UPS power, Install power and connect for 2
				(N) HVAC units, Install (N) LED light fixtures In server room, Install
				(N) panel for server room circuiting, provide engineered plans &
				acceptance testing.
167200	SECURITY ALARM			Excluded.
167260	FLS MONITORING ALARMS	12,000		Engineered plans & permits to modify (E) system to
				accommodate (N) office layout.
			7,500	Engineered plans & permits to connect (N) HVAC units for (N)
				Server room.
167300	COM/DATA EQUIPMENT			Excluded.
167400	COMMUNICATION/DATA LINES			Excluded; by others.

	SUB-TOTAL> > >	167,587	226,754
176000	BLUEPRINTS	500	500	Reproducibles.
177000	SPECIAL INSPECTIONS		1,600	As may be required at carpentry & slab reinstallation.
178000	SECURITY GUARD			Excluded.

179000	INSURANCE	1,676	2,288
181000	ARCHITECTURE	10,000		For construction/permit drawings for office area.
			10,000	For construction/permit drawings for Server room.
181200	STRUCTURAL ENGINEER		5,000	Engineered drawings for structural carpentry for construction/permit.
192000	BUILDING PERMITS			Excluded.
			14,669	Permit allowance for (N) Server room.
207000	PROFIT & OVERHEAD	10,893	14,669

208000	CONTINGENCY	12,569	17,157	For construction contingency,
				32,805	Sq. Ft3
	TOTAL COST»>	$203,225	$295,237	$15.19	CPSF

ADD ALTERNATE #1		ADD ALTERNATE #2
Change HVAC system 10 (2) 15 tons unit. with 3		Allowance to Integrate (E) generator Into electrical system
tons being ducted Into tile UPS room, additional
FLS connect, carpentry & roofing,
Add to cost above:	$35,813	Add to Cost above:	$12,600

EXCLUSIONS:

Excludes City Plan Check requirements at this time as they are unknown. Possibility of adding ADA, Title 24, or seismic upgrades, smoke detection systems, or 1 Hour corridor system as may be required will be at an additional cost to this budget, Draftstops, Co2 controls in any rooms, wall mounted toilets/fixtures, P.G. & E., AT & T, or any other utility or City fees. Any buried, covered, hidden or unusual conditions: Overtime work (except where agreed to by contractor). Any work not explicitly listed by cost or scope above. ANY works to ANY failing or non code complying building systems other than those as may be listed above.

ITEMS AND COST AS LISTED ABOVE	$203,225	$295,237	ARE APPROVED WITH THE AUTHORITY TO PROCEED

BY:	BY:

PRINT:	PRINT:	Lowell R. Mazon

TITLE:	TITLE:	President

DATE:	DATE:	4/28/16

A-2-2